EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT 1

THIS AMENDMENT (the “Amendment”) TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between COMMERCE PLANET, INC., a Utah corporation (hereafter “Company”) and CHARLIE GUGLIUZZA, with all rights assigned to his consulting company Olive Tree Holdings, LLC (hereafter “Consultant”) and is effective as of November 5, 2007.

Now, THEREFORE, and for valuable and sufficient consideration dully recognized by both Parties agree as follows –

1.
Conversion of Existing Employment Agreement to Consulting Agreement.  The provisions of the original Agreement will remain in effect and accelerated where applicable except for those specific modifications stated herein.

1A.           Employment Status. Employee’s position of President will convert into a consulting role effective November 5, 2007.  Employee will consult full time until January 1, 2008.  After January 1, 2008 employee will reduce consulting hours at board’s discretion.  Consistent with provision 4.3(i) and (ii) of the Agreement Gugliuzza will offer not less than ten (10) hours of service per month.

1B.           Job Duties. Consultant’s responsibilities will include supporting Company’s Chief Executive Officer and President.  Primary focuses will include capital funding, investor relations and strategic planning.

1C.           Term & Termination. Employee’s consulting relationship may be terminated after the January 1, 2008 for any reason with thirty (30) days written notice by Company. Upon termination by Company for any reason all ownership interests associated with this Agreement will immediately cease to divest, with ownership transferred in full.  Effective January 1, 2008 Consultant forfeits any rights to the severance payment identified  under Section 4.5 of the original Agreement.  Consultant must offer a minimum of ten (10) hours a month, consistent with his divesting schedule and terms of the original Agreement. If Company does not accept these minimum hours of service they will not incur any hourly costs, however the offering of service will fulfill Consultants requirement under this Agreement regarding his divesting of ownership provision. Consultant may terminate this Agreement for any reason with thirty (30) days written notice. Upon voluntary termination Employee would forfeit ownership rights to all unvested shares.

1D.            Compensation. Effective November 5, 2007 Consultant will be paid as a Consultant in accordance with his current “Employment” base and bonus structure with the original Agreement.  Effective January 1, 2008 employee will be paid at a rate of three hundred fifty ($350.00) dollars per hour, with a minimum monthly payment of twenty-thousand ($20,000) dollars per month.  Consultant will provide bi-monthly invoices accounting for billed hours in excess of the base minimum monthly commitment.

1E.           Vacation. Effective November 5, 2007 Consultant will be paid for all accrued and unused vacation he is entitled to.  Effective January 1, 2007 Employee will not be entitled to paid vacation in association with his Consultancy position.

1F.           Sick Leave. Effective November 5, 2007 Employee will not be entitled to paid sick time in association with his Consultancy position.

1G.           Health Insurance. As long as Consultant continues services under this Agreement, Company will reimburse him for his monthly health insurance premiums not to exceed fifteen hundred ($1,500) dollars per month.

1H.           Housing Allowance. Effective December 1, 2007 and consistent with his change in capacity, Consultant’s housing allowance will be terminated.

1I.           Vehicle & Related Expenses. As long as Consultant continues services under this Agreement, Company will reimburse him for his monthly vehicle and vehicle related expenses as consistent with section 9 of the original Agreement.

1J.           Work Related Expenses. Consultant will be provided a credit card on behalf of Company to be utilized for work-related expenses incurred by Consultant in promoting the business of Company, including expenditures for entertainment and travel.

1K.           Other Benefits. As part of the original Agreement and in exchange for the extension of Consultant’s divesting schedule, Consultant will continue to be entitled to payments for his Executive MBA Program identified under Section 4.3 (iii) of the original Agreement.

2.
Miscellaneous Provisions. In the event of a conflict the terms of this Amendment will prevail over the original Agreement.  All other provisions of the original Agreement, unless expressly stated otherwise within this Amendment shall remain in effect.

Commerce Planet, Inc.	Olive Tree Holdings, LLC

Michael Hill, CEO & Chairman	Charlie Gugliuzza, Manager

/s/ Michael Hill	/s/ Charlie Gugliuzza
Date October 24, 2007	Date October 24, 2007

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